                                   EXHIBIT 11



CENTURY INDUSTRIES, INC., AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE
FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997


--------------------------------------------------------------------------------------------
                                                      Six Months               Six Months
                                                     Ended June 30,           Ended June 30,
                                                          1998                    1997
--------------------------------------------------------------------------------------------
Shares Outstanding..........................           7,803,000              6,096,000
Weighted average shares outstanding.........           7,600,000              5,800,000
Net Income (Loss)...........................          $ (372,434)             $ 535,091
Preferred Dividends                                      -------               (167,700)
                                                       ----------             ----------
Total Net Income (Loss) Available
 for Common Stockholders'                             $ (372,434)             $ 367,391
                                                       ==========             ==========

Basic and Diluted Earnings (Loss) Per Share:
      Earnings (Loss) Per Share                         $(0.05)                  $0.06
                                                        -------                  -----

                                   EXHIBIT 11



CENTURY INDUSTRIES, INC., AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE
FOR THE THREE MONTHS ENDED JUNE 30, 1998 AND 1997

--------------------------------------------------------------------------------------------
                                                     Three Months             Three Months
                                                     Ended June30,            Ended June 30,
                                                          1998                    1997
--------------------------------------------------------------------------------------------
Shares Outstanding...........................          7,803,000                6,096,000
Weighted average shares outstanding..........          7,600,000                5,800,000
Net Income (Loss)............................         $ (211,352)               $ 332,150
Preferred Dividends                                     -------                   (25,750)
                                                      ----------               ----------
Total Net Income (Loss) Available
 for Common Stockholders'                             $ (211,352)               $ 306,400
                                                      ===========               =========

Basic and Diluted Earnings (Loss) Per Share:
Earnings (Loss) Per Share                                $(0.03)                  $0.05
                                                         -------                  -----